FORM 5      UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C. 20549

            ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                Filed pursuant to Section 16(a) of the
              Securities Exchange Act of 1934, Section 17(a)
            of the Public Utility Holding Company Act of 1935
          or Section 30(f) of the Investment Company Act of 1940

/   /     Check box if no longer subject to Section 16.
          Form 4 or Form 5 obligations may continue.
          See instruction 1(b).

/   /     Form 3 Holdings Reported
/   /     Form 4 Transactions Reported


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1.  Name and Address of Reporting Person
    Horton                Ann               N.
    ----------------------------------------------
    (Last)               (First)          (Middle)


    999 Executive Park Blvd., Suite 300
    ----------------------------------------------
                  (Street)

    Kingsport                   TN           37660
    ----------------------------------------------
    (City)                     (State)        Zip)


2.  Issuer Name and Ticker or Trading Symbol

    Penn Virginia Corporation (PVA)
    ----------------------------------------



3.  Statement for Month/Year
    December 1998
    ----------------------------------------


4.  If Amendment, Date of Original (Month/Year)

    -----------------------------------------


5.  Relationship of Reporting Person to Issuer
    (Check all applicable)

    / /  Director                      / /  10% Owner
    /X/  Officer (give title below)    / /  Other (specify below)

    Controller
    -------------------------------------


6.  Individual or Joint/Group Filing (Check applicable line)

    / X/   Form Filed by one Reporting Person
    /  /   Form filed by more than one Reporting Person


TABLE I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned

                                      2. Transaction
                                         Date               3. Transaction
1.  Title of Security                    (Mo/Day/Yr)           Code
    ---------------------------------    ------------          ------------
    Common Stock ($6.25 par value)       ----                  ----
    Common Stock ($6.25 par value)       ----                  ----


                                      4. Securities Acquired (A)
                                         or Disposed of (D)
                                         -------------------------------
1.  Title of Security                    Amount    (A) or (D)    Price
    ---------------------------------    --------  ----------  ---------
    Common Stock ($6.25 par value)       ----      ----        ----
    Common Stock ($6.25 par value)       ----      ----        ----


                                      5. Amount of
                                         Securities      6. Ownership
                                         Beneficially       Form:
                                         Owned at End       Direct (D)
                                         of Issuer's        or Indirect
1.  Title of Security                    Fiscal Year        (I)
    ---------------------------------    --------------     ------------
    Common Stock ($6.25 par value)       4,022 <F1>         I
    Common Stock ($6.25 par value)       1,307 <F1>         I


                                      7. Nature of Indirect Beneficial
1.  Title of Security                    Ownership
    ---------------------------------    ------------------------------
    Common Stock ($6.25 par value)       ESOP
    Common Stock ($6.25 par value)       401(k)



                                 Page -2-


TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
            OWNED(e.g. puts, calls, warrants, options, convertible securities)

                                      2. Conversion or
                                         Exercise Price      3. Transaction
                                         of Derivative          Date
1. Title of Derivative Security          Security               (Mo/Day/Yr)
   ---------------------------------     -------------          -----------
   None


                                                            5. Number of
                                                               Derivative
                                                               Securities
                                                               Acquired (A)
                                                               or Disposed of
                                                               (D)
                                                               --------------
1. Title of Derivative Security        4. Transaction Code     (A)       (D)
   ----------------------------------     -----------------     ------  -----
   None


                                                           7. Title and
                                                              Amount of
                                      6. Date Exercisable     Underlying
                                         and Expiration       Securities
                                         Date                 ---------------
                                         (Mo/Day/Year)                 Amount
                                         -----------------                or
                                         Date      Expira-             Number
                                         Exer-     tion                   of
1. Title of Derivative Security          cisable   Date       Title    Shares
   ----------------------------------    --------  --------    ------  ------
   None

                                                           9. Number of
                                                              Derivative
                                                              Securities
                                       8. Price of            Beneficially
                                          Derivative         Owned at End of
1. Title of Derivative Security           Security           Year
   ----------------------------------     -----------------  ---------------
   None

                                      10. Ownership of
                                          Derivative       11. Nature of
                                          Security             Indirect
                                          Direct (D) or        Beneficial
1. Title of Derivative Security           Indirect (I)         Ownership
   ------------------------------      ----------------      ----------------
   None


Explanation of Responses:

<F1>  Exempt transactions under Rule 16b-3(c).  The reported information is based on quarterly plan statements from December 31, 1997 to September 30, 1998.

Intentional misstatements or omissions of facts constitute Federal Criminal Violations.


Ann N. Horton                               February 11, 1999
-----------------------------               ----------------------
Signature of Reporting Person                     Date

By: /s/ Nancy M. Snyder
    -------------------------
    Nancy M. Snyder
    General Counsel and Corporate Secretary